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Consolidated Statement of Cash Flows
UNITED ASSET MANAGEMENT CORPORATION

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YEAR ENDED DECEMBER 31,                                      1996            1995(1)        1994(1)
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
Cash flow from operating activities:
Net income                                             $  97,822,000   $  67,256,000   $  60,385,000
Adjustments to reconcile net income to net cash flow
  from operating activities:
Amortization of cost assigned to contracts
  acquired                                               101,935,000      93,192,000      55,121,000
Depreciation                                               9,380,000       6,865,000       5,212,000
Other amortization                                         2,234,000       1,695,000       1,261,000
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Net income plus amortization and depreciation            211,371,000     169,008,000     121,979,000
Changes in assets and liabilities:
Increase in investment advisory fees receivable          (14,234,000)    (48,732,000)     (2,638,000)
Decrease (increase) in other current assets                2,446,000        (507,000)     (7,288,000)
Increase in accounts payable and accrued expenses         16,512,000      30,213,000       5,092,000
Increase in accrued compensation                          28,965,000      37,745,000      28,578,000
Increase (decrease) in deferred income taxes              (6,887,000)      7,188,000       3,679,000
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Net cash flow from operating activities                  238,173,000     194,915,000     149,402,000
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Cash flow from (used in) investing activities:
Purchase of fixed assets                                 (10,897,000)    (13,937,000)     (9,625,000)
Cash additions to cost assigned to contracts
  acquired                                                  (292,000)    (43,582,000)   (161,649,000)
Change in other assets                                    10,291,000      (1,283,000)     (4,058,000)
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Net cash flow used in investing activities                  (898,000)    (58,802,000)   (175,332,000)
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Cash flow from (used in) financing activities:
Purchase of treasury shares                              (43,718,000)    (48,819,000)    (14,883,000)
Reductions in notes payable                             (117,597,000)   (295,435,000)   (140,547,000)
Additions to notes payable                                61,750,000     268,175,000     224,656,000
Issuance or reissuance of equity securities               22,743,000      10,494,000       8,153,000
Dividends paid                                           (40,204,000)    (35,650,000)    (28,498,000)
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Net cash flow from (used in) financing activities       (117,026,000)   (101,235,000)     48,881,000
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Effect of foreign exchange rate changes on cash flow       2,702,000        (390,000)      1,566,000
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Net increase in cash and cash equivalents                122,951,000      34,488,000      24,517,000
Cash and cash equivalents at beginning of year           125,448,000      90,960,000      66,443,000
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Cash and cash equivalents at end of year               $ 248,399,000   $ 125,448,000   $  90,960,000
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(1) Restated due to pooling of interests transactions completed in the third quarter of 1996.

    See Notes to Consolidated Financial Statements.

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